Exhibit 10.4

[MMC Letterhead]

March 18, 2010

Peter J. Beshar

[Address]

[City, State Zip Code]

Subject:	Terms of Employment

Dear Peter:

This letter agreement is intended to set forth the terms of your continued employment by Marsh & McLennan Companies, Inc. (“MMC” or the “Company”) as its Executive Vice President and General Counsel. This position reports to the Chief Executive Officer of MMC. Your current principal work location is in New York, NY. The terms of this letter agreement are effective as of March 31, 2010. On that date, except as otherwise provided herein, the terms of the Employment Agreement dated as of November 21, 2007 between you and MMC, as amended (the “Prior Agreement”) shall be of no further force and effect.

1.	Duties and Responsibilities

You will continue to devote all of your attention and time during working hours to the affairs and business of the Company and use your best efforts to perform such duties and responsibilities as are consistent with your position and as shall, from time to time, be reasonably assigned to you by the Chief Executive Officer of MMC. In addition, you agree to serve, without additional compensation, as an officer and director for any member of the Affiliated Group. For purposes of this letter agreement, the term “Affiliated Group” means MMC and any corporation, partnership, joint venture, limited liability company, or other entity in which MMC has a 10% or greater direct or indirect interest. Except for those boards or committees set forth on Exhibit A, if any, you may not serve on corporate, civic or charitable boards or committees without the prior written consent of MMC.

2.	Compensation and Benefits

Your compensation and benefits are as set forth below and in Exhibit A.

a.	Annual base salary: You will receive an annual base salary of the amount set forth on Exhibit A, payable in installments in accordance with the Company’s payroll procedures in effect from time to time. Your base salary will be considered for adjustment in succeeding years as part of your normal performance management process.

b.	Vacation: You are entitled to 5 weeks of vacation annually, in accordance with our Company policy.

March 18, 2010

Peter J. Beshar

c.	Annual bonus: You are eligible for an annual bonus on the terms set forth on Exhibit A. Bonus awards are discretionary and may be paid in the form of cash, deferred cash or MMC stock units, or a combination thereof. Except as provided in this paragraph and in Section 3(a), to qualify for an annual bonus you must remain continuously and actively employed by the Company through the date of the bonus payment. The annual bonus shall be paid no later than March 15 of the year following the year for which such bonus is earned. In the event of your Permanent Disability (as defined below) or death, the Company shall pay you (or your estate in the case of death) a prorated target annual bonus for the year in which your termination occurs based on the portion of the year elapsed as of the date of your termination. Any such bonus amount shall be paid within 30 days of your death. In the event of your Permanent Disability, your prorated annual bonus payment is conditioned upon, and subject to, your execution and delivery to the Company within 30 days of the date of such event a valid confidential waiver and release of claims agreement (including restrictive covenants) in a form satisfactory to the Company (the “Release”) and such Release has become irrevocable as provided therein (the “Release Date”). Payment of any such annual bonus amount shall then be paid within 30 days following the Release Effective Date.

As used in this letter agreement, “Permanent Disability” will be deemed to occur when it is determined (by MMC’s disability carrier or the primary long-term disability plan or program applicable to you because of your employment with the Company) that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

d.	Annual Long-Term Incentive Compensation: You are eligible to participate in MMC’s long-term incentive program with a target long-term incentive compensation award as set forth on Exhibit A. Long-term incentive awards are discretionary and are governed by terms and conditions approved by the Compensation Committee as set forth in the award agreement and in MMC’s 2000 Senior Executive Incentive and Stock Award Plan (or other plan under which the long-term incentive award is granted). In accordance with Company practice, you will be required to enter into a “Restrictive Covenants Agreement” in connection with the grant.

e.	Benefit Programs: You and your eligible family members are eligible for participation in employee benefit plans, policies and programs provided by the Company on such terms and conditions as are generally provided to similarly situated employees of the Company. Please be aware that nothing in this letter agreement shall limit the Company’s ability to change, modify, cancel or amend any such policies or plans. In addition, you will be eligible to participate in the MMC Financial Services Program, as in effect from time to time.

March 18, 2010

Peter J. Beshar

3.	Termination of Employment

a.	You will be designated as a “Key Employee” under the Marsh & McLennan Companies, Inc. Senior Executive Severance Pay Plan (the “Senior Executive Severance Pay Plan”). In the event that your employment with the Company terminates for any reason, the Senior Executive Severance Plan will exclusively govern the terms under which you may be eligible to receive severance and/or other transition benefits from the Company. In the event that the reason for your termination of employment entitles you to receive severance benefits under Article 5 of the Senior Executive Severance Plan, the Company shall also pay you the earned annual bonus, if any, for the calendar year that preceded your termination to the extent not theretofore paid.

b.	Upon the termination of your employment for any reason, you shall immediately resign, as of your date of termination, from all positions that you then hold with any member of the Affiliated Group. You hereby agree to execute any and all documentation to effectuate such resignations upon request by the Company, but you shall be treated for all purposes as having so resigned upon your date of termination, regardless of when or whether you execute any such documentation.

c.	During the term of this letter agreement, and, subject to any other business obligations that you may have, following your date of termination, you agree to assist the Affiliated Group in the investigation and/or defense of any claims or potential claims that may be made or threatened to be made against any member of the Affiliated Group, including any of their officers or directors (a “Proceeding”), and will assist the Affiliated Group in connection with any claims that may be made by any member of the Affiliated Group in any Proceeding. You agree, unless precluded by law, to promptly inform MMC if you are asked to participate in any Proceeding or to assist in any investigation of any member of the Affiliated Group. In addition, you agree to provide such services as are reasonably requested by the Company to assist any successor to you in the transition of duties and responsibilities to such successor. Following the receipt of reasonable documentation, the Company agrees to reimburse you for all of your reasonable out-of-pocket expenses associated with such assistance. Your request for any reimbursement, including reasonable documentation, must be submitted as soon as practicable and otherwise consistent with Company policy. In any event, your request for a taxable reimbursement, including reasonable documentation, must be submitted by the October 31st of the year following the year in which the expense is incurred. The Company will generally reimburse such expenses within 60 days of the date they are submitted, but in no event will they be reimbursed later than the December 31st of the year following the year in which the expense is incurred.

4.	Restrictive Covenants

You are subject to existing restrictions with respect to confidentiality, noncompetition or nonsolicitation under confidentiality, noncompetition, nonsolicitation, or other agreements. Such restrictions, including specifically the restrictions and provisions set forth in Section 4 of the Prior Agreement (including Section 4.1(a)(iii) of the Prior

March 18, 2010

Peter J. Beshar

Agreement, which provides that your practice of law in any capacity following a termination of employment with the Company is not a competitive activity), shall remain in full force and effect and, by your execution of this letter agreement, you hereby reaffirm and ratify such restrictions.

5.	Miscellaneous

a.	Notices. Notices given pursuant to this letter agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, postage prepaid, or (iv) such other method of delivery as provides a written confirmation of delivery. Notice to the Company shall be directed to:

Brian Duperreault

President and Chief Executive Officer

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, NY 10036

Notices to or with respect to you will be directed to you, or in the event of your death, your executors, personal representatives or distributees, at your home address as set forth in the records of the Company.

b.	Assignment of this Agreement. This letter agreement is personal to you and shall not be assignable by you without the prior written consent of MMC. This letter agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. MMC may assign this letter agreement, without your consent, to any member of the Affiliated Group or to any other respective successor (whether directly or indirectly, by agreement, purchase, merger, consolidation, operation of law or otherwise) to all, substantially all or a substantial portion of the business and/or assets of the Company, as applicable. If and to the extent that this letter agreement is so assigned, references to the “Company” throughout this letter agreement shall mean the Company as hereinbefore defined and any successor to its business and/or assets as applicable.

c.	Merger of Terms. Except as set forth in Section 4 above and Section 5.d. below, this letter agreement supersedes all prior discussions and agreements between you and the Company with respect to the subject matters covered herein, including, without limitation, the Prior Agreement.

d.	Indemnification. The indemnification provisions set forth in Section 3.8 of the Prior Agreement shall remain in full force and effect.

e.	Governing Law; Amendments. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this letter agreement are not part of the provisions hereof and shall have no force or effect. This letter agreement may not be amended or modified other than by a written agreement executed by you and an authorized employee of MMC.

March 18, 2010

Peter J. Beshar

f.	Choice of Forum. The Company and you each hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the State of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this letter agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. The Company and you agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

g.	Severability; Captions. In the event that any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this letter agreement will be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The captions in this letter agreement are not part of the provisions of this letter agreement and will have no force or effect.

h.	Section 409A.

The provisions of this paragraph will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties on you under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Section 409A applies to nonqualified deferred compensation which exists if an individual has a “legally binding right” to compensation that is or may be payable in a later year. In furtherance of the objective of this paragraph, to the extent that any regulations or other guidance issued under Section 409A would result in your being subject to payment of taxes, interest or penalties under Section 409A, you and the Company agree to use our best efforts to amend this letter agreement in order to avoid or limit the imposition of any such taxes, interest or penalties, while maintaining to the maximum extent practicable the original intent of the applicable provisions. This paragraph does not guarantee that you will not be subject to taxes, interest or penalties under Section 409A with respect to compensation or benefits described or referenced in this letter agreement.

Furthermore and notwithstanding any provision of this letter agreement to the contrary, to the extent necessary to avoid the imposition of taxes, interest and penalties on you under Section 409A, if at the time of the termination of your employment you are a “specified employee” (as defined in Section 409A), you will not be entitled to any payments upon termination of employment until the first day of the seventh month after the termination of employment and any such payments to which you would otherwise be entitled during the first six months following your termination of employment will be accumulated and paid without interest on the first day of the seventh month after the termination of employment.

March 18, 2010

Peter J. Beshar

i.	Withholding Requirements. All amounts paid or provided to you under this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

Please acknowledge your agreement with the terms of this letter agreement by signing and dating the enclosed copy and returning it to me on or before March 26, 2010.

Sincerely,

/s/ Brian Duperreault

Brian Duperreault

President and Chief Executive Officer

Marsh & McLennan Companies, Inc.

Accepted and Agreed:

/s/ Peter J. Beshar
(Signature)

3/25/10
(Date)

Exhibit A

Board or Committee Membership	Rye Country Day School

Base Salary	$800,000

Target Bonus Opportunity

Bonus awards are discretionary.

Anticipated target bonus of 100% of base salary. Actual bonus may range from 0% - 200% of target, based on individual and company performance targets (including, but not limited to, targets related to your performance and MMC’s financial performance) as MMC may establish from time to time.

Target Long Term Incentive Opportunity	Long term incentive awards are discretionary. Anticipated target grant-date value of $2,000,000.